Exhibit 10.1

January 29, 2021

Marion Odence-Ford

101 Larchwood Dr
Cambridge, MA 02138

Dear: Ms. Odence-Ford

On behalf of OptimizeRx Corporation (the “Company”), we are excited to extend an offer to join us full-time in the exempt position of General Counsel & Chief Compliance Officer with an anticipated start date of date of February 8, 2021. The terms of our offer are outlined below and are subject to a standard background check.

Base Salary. Your annual base salary is $280,000.00 at the rate of $11,666.67 per semi-monthly pay period, representing payment for all hours worked (“Base Salary”). Your Base Salary is payable in accordance with the Company’s regular payroll practices and subject to customary and required withholdings and deductions. Your pay for the first pay period of your employment will be prorated based on the number of days you work in that pay period, if other than a full period.

Bonus. In addition to your Base Salary, you will be eligible to participate in the Company’s executive bonus plan subject to its terms and conditions, with a target bonus of 40% of your Base Compensation. Such bonus is prorated in your first year and is paid annually. Any bonus payments paid to you will be subject to customary tax deductions.

Equity. You will be granted twenty thousand (20,000) shares of restricted stock that will vest annually over five (5) years. This grant is subject to Board of Directors approval with an anticipated grant date of your start date, February 8, 2021.

Employee Benefits. In addition to your compensation, you will have the opportunity to participate in various Company benefit programs offered to employees, pursuant to the terms and conditions of such programs, including applicable waiting periods prior to eligibility. Currently, we offer employees a 401(k) plan, group medical, dental and vision insurance as well as life, AD&D insurance, short and long-term disability benefits. Our 401k plan includes a company match of up to 4%, based on individual contribution. You will also be eligible for twenty (20 days) of paid vacation per calendar year, which shall accrue per month, and be pro-rated for the calendar year in which you are hired. Please note that the Company reserves the right to change or discontinue any of our benefits, plans, providers, and policies, at any time.

Severance Pay: If your employment agreement is terminated at any time by the Company, without cause, which termination shall be effective immediately upon the date of delivery of written notice to you (or at such later date as otherwise specified in such notice), the Company shall continue to pay you, as severance pay, the monthly portion of your Base Compensation for a period of twelve (12) months following such termination, subject to your continued compliance with the terms and conditions of this Agreement and the Business Protection Agreement.

Except as set forth herein, or as may be required by applicable law, you have no right to any specific compensation or benefits, and the Company shall have no obligations to pay any salary, bonus, severance payment, accrued vacation or other amounts in connection with any termination of your employment or attributable to the period after termination.

Job Responsibilities. As a General Counsel & Chief Compliance Officer, your responsibilities are outlined in the attached job description.

Expense Reimbursement. We will reimburse you for all approved business expenditures including travel costs incurred by you pursuant to the terms of the Company travel policy.

At-Will Employment. Please note that you are not being offered employment for a definite period of time, and that either you or the Company may terminate your employment at any time for any reason, with or without cause or notice, except as prohibited by law. Nothing in this offer to you should be interpreted as creating anything other than an at-will employment relationship.

Business Protection Agreement. The Company considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. Accordingly, as a condition of your employment with the Company, you will be required to execute and return to the Company the enclosed Business Protection Agreement before your first day of employment.

Certifications. As a condition of your employment, you certify to the Company that you are free to enter into and fully perform the duties of your position, and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your performance for the Company. If you are subject to any such agreement, please forward it to the Company as soon as possible.

Additionally, as a condition of your employment, you certify that you will not disclose to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. You further affirm that you have not divulged or used any such information for the benefit of the Company, and that you have not and will not misappropriate any such information from any former employer.

Entire Agreement. This offer letter and your signed Business Protection Agreement, states the terms of your employment and supersedes and cancels any prior oral or written representations, offers or promises made by the Company and any understandings or agreements, whether written or oral, between the Company and you.

If you have any questions, please do not hesitate to call me to discuss. If this offer is acceptable, please sign and date below and return one copy of this letter to the Company no later than 5:00 p.m. on Tuesday February 2, 2021, at which point in time the terms set forth in this letter shall expire.

Once again, Ms. Odence-Ford, we are extremely excited at the prospect of you joining us and welcome to OptimizeRx!

With best regards,

Sheryl Kearney

Human Resources Manager

Acknowledged and agreed:

Printed Name:

Signature:	Date:

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